                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              Guidant Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                                     LOGO

                              Guidant Corporation
                        111 Monument Circle, 29th Floor
                       Indianapolis, Indiana 46204-5129

                                          March 24, 1998

Dear Shareholder:

  It is our pleasure to extend to you a cordial invitation to attend the 1998 Annual Meeting of Shareholders of Guidant Corporation on Monday, May 18, 1998. The meeting will be held at the Hilbert Circle Theatre, 45 Monument Circle, Indianapolis, Indiana, at 1:00 p.m. (local time). Please complete and return the enclosed Request for Admittance Card as soon as possible if you plan to attend the meeting. An admittance card will be sent to shareholders who return the reply card.

  Your vote on these matters is very important. We urge you to sign, date and return the enclosed proxy card in the envelope provided in order to be certain your shares are represented at the meeting, even if you plan to attend the meeting.

  The Notice of Annual Meeting of Shareholders and the Proxy Statement accompanying this letter describe the business we will consider at the meeting.

  We look forward to seeing you at the meeting in Indianapolis.

James M. Cornelius                        Ronald W. Dollens
Chairman of the Board of Directors        President and Chief Executive
                                          Officer

                              GUIDANT CORPORATION

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 18, 1998

                               ----------------

  The Annual Meeting of Shareholders of Guidant Corporation will be held at the Hilbert Circle Theatre, 45 Monument Circle, Indianapolis, Indiana, on Monday, May 18, 1998, at 1:00 p.m. (local time), for the following purposes:

  1. To elect four directors of the Company, each for a three-year term;

  2. To consider and act upon a proposal to approve the Guidant Corporation 1998 Stock Plan;

  3. To consider and act upon a proposed amendment to the Amended and Restated Articles of Incorporation of the Company to increase the authorized number of shares of the Company's common stock from 250,000,000 to 500,000,000;

  4. To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the year 1998; and

  5. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Holders of common stock of record at the close of business on March 9, 1998 are entitled to notice of and to vote at the Annual Meeting. If you plan to attend the meeting, please complete the enclosed Request for Admittance Card and return it to the Company. An admittance card will be mailed to you.

                                          By order of the Board of Directors,

                                                 J. B. King
                                                  Secretary

March 24, 1998
Indianapolis, Indiana

-------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, OR IF YOU DO PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE PROVIDED.

DIRECTIONS TO THE HILBERT CIRCLE THEATRE AND INFORMATION CONCERNING PARKING WILL BE SENT TO SHAREHOLDERS WHO REQUEST AN ADMITTANCE CARD.

                              GUIDANT CORPORATION

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 18, 1998

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Guidant Corporation (the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held on Monday, May 18, 1998, and at any adjournment thereof.

  The accompanying proxy may be revoked at any time before it is exercised by giving a later proxy, notifying the Secretary of the Company in writing or voting in person at the Annual Meeting.

  At the close of business on March 9, 1998, the record date for the Annual
Meeting, there were outstanding and entitled to vote [          ] shares of
common stock of the Company. Each shareholder is entitled to one vote for each such share held of record on that date on all matters that are properly presented for action at the Annual Meeting. The Company has no other outstanding voting securities.

  A copy of the Company's Annual Report to Shareholders, including financial statements and a description of the Company's operations for the year 1997, is being mailed to each shareholder along with this Proxy Statement. The Company's Annual Report to Shareholders is not incorporated in this Proxy Statement by reference.

  The principal executive offices of the Company are located at 111 Monument Circle, 29th Floor, Indianapolis, Indiana 46204-5129. The approximate mailing date of this Proxy Statement and the accompanying proxy will be March 24, 1998.

                           1. ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

  The shareholders are requested to vote for four nominees for directors whose terms expire at this Annual Meeting. The nominees whose terms expire at this Annual Meeting are Dr. Kim B. Clark, Mr. Maurice A. Cox, Jr., Mr. Ronald W. Dollens, and Mr. Enrique C. Falla. Dr. Clark was initially appointed as a director in January, 1998. Mr. Cox was initially elected by shareholders to a three year term in 1995. Mr. Falla was initially appointed as a director in 1995. Mr. Dollens has been a director since the formation of the Company in 1994.

  Under the Company's Amended and Restated Articles of Incorporation, the members of the Board of Directors are divided into three classes with approximately one-third of the directors standing for election each year for three-year terms. The terms of four of the present directors will expire at the 1998 Annual Meeting. The other directors listed below will continue to serve in their positions for the remainder of their terms.

  Directors will be elected by a plurality of the votes cast. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for the four nominees in the absence of instructions to the contrary. Abstentions, broker non-votes, and instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

  In the event any nominee for director declines or is unable to serve, it is intended either that the persons designated as proxies will vote for a substitute who will be designated by the Board of Directors or that the authorized number of directors will be reduced accordingly by the Board. The Board expects that each nominee will be available for election.

                           POSITION WITH THE COMPANY OR PRINCIPAL          SERVED AS
          NAME                           OCCUPATION                  AGE DIRECTOR FROM
          ----           ------------------------------------------- --- -------------
NOMINEES FOR DIRECTOR FOR THREE-YEAR TERMS ENDING IN 2001:
----------------------------------------------------------
Kim B. Clark, Ph.D...... Dean of the Faculty and Harry E. Figgie,     49     1998
                          Jr. Professor of Business Administration
                          at the Graduate School of Business
                          Administration, Harvard University
Maurice A. Cox, Jr...... President and Chief Executive Officer, The   47     1995
                          Ohio Partners, LLC
Ronald W. Dollens....... President and Chief Executive Officer of     51     1994
                          the Company
Enrique C. Falla........ Director, Senior Consultant, The Dow         58     1995
                          Chemical Company
DIRECTORS CONTINUING IN OFFICE UNTIL 1999:
------------------------------------------
J. B. King.............. Vice President, General Counsel and          68     1994
                          Secretary of the Company
Susan B. King........... Leader in Residence and Chair of the Board   57     1996
                          of Advisors for the Hart Leadership
                          Program, Duke University
J. Kevin Moore.......... Vice President, Carolinas Medical Center     43     1995
Ruedi E. Wager, Ph.D.... President and Chief Executive Officer, ZLB   54     1995
                          Central Laboratory Blood Transfusion
                          Service SRC
DIRECTORS CONTINUING IN OFFICE UNTIL 2000:
------------------------------------------
James M. Cornelius...... Chairman of the Board of Directors of the    54     1994
                          Company
Mark Novitch, M.D....... Adjunct Professor of Health Care Sciences,   65     1995
                          George Washington University Medical
                          Center
Eugene L. Step.......... Retired Executive Vice President and         69     1995
                          President of the Pharmaceutical Division,
                          Eli Lilly and Company

  A brief summary of the recent business and professional experience of each nominee and director continuing in office is set forth below.

KIM B. CLARK, PH.D.

                  Dr. Clark is Dean of the Faculty and the Harry E. Figgie, Jr. Professor of Business Administration at the Graduate School of Business Administration of Harvard University. Dr. Clark has been a member of the Harvard faculty since 1978. Dr. Clark was a Member of the Committee on High Technology Ceramics in Japan, National Materials Advisory Board, National Academy of Engineering, in 1983. He was also the Rapporteur for the Automobile Panel, Committee on International Trade and Technology, National Academy of Engineering from 1980-1982. He is also a director of Tower Automotive, Inc. and Ion, Inc.

   [PHOTO]

JAMES M. CORNELIUS

                  Mr. Cornelius is Chairman of the Board of Directors and a Director of the Company. Previously, he was Vice President, Finance and Chief Financial Officer of Eli Lilly and Company ("Lilly") from 1983 until his retirement in October 1995 and was a Director for Lilly. Mr. Cornelius has served as Treasurer of Lilly and as President of IVAC Corporation, a former Lilly medical device subsidiary. He joined Lilly in 1967. Mr. Cornelius is a director of American United Life Insurance Company, Chubb Corporation, Lilly Industries, Inc., and the National Bank of Indianapolis. Mr. Cornelius also serves as a Trustee of the University of Indianapolis.

   [PHOTO]


MAURICE A. COX, JR.

                  Mr. Cox is President and Chief Executive Officer of The Ohio Partners, LLC (a venture capital company), a position he has held since July 1995. Previously, he served as President and Chief Executive Officer of CompuServe Incorporated from 1990 to June 1995. Mr. Cox joined CompuServe in 1979 and has served as Vice President, Product Management and as Executive Vice President of CompuServe's Information Services Division. He is also a director of Huntington National Bank.

   [PHOTO]


RONALD W. DOLLENS

                  Mr. Dollens is President, Chief Executive Officer and a Director of the Company. Previously, he served as President of Lilly's Medical Devices and Diagnostics ("MDD") Division from 1991 until 1995. Mr. Dollens served as Vice President of Lilly's MDD Division and Chairman of the Company's subsidiary, Advanced Cardiovascular Systems, Inc. ("ACS") from 1990 to 1991. He also held the position of President and Chief Executive Officer of ACS. Mr. Dollens joined Lilly in 1972. Mr. Dollens currently serves on the boards of Physio-Control International Corporation, the Eiteljorg Museum, the Health Industry Manufacturers Association, and the Indiana State Symphony Society Board. He is also the President of the Indiana Health Industry Forum.

   [PHOTO]


ENRIQUE C. FALLA

                  Mr. Falla is a Senior Consultant for The Dow Chemical Company. Previously, he was an Executive Vice President from 1991 to 1997. He has also served as Chief Financial Officer. He joined The Dow Chemical Company in 1967 and is a member of the Finance and Investment Policy Committees. Mr. Falla is a director of The Dow Chemical Company and Kmart Corporation, and is a member of the Board of Trustees of the University of Miami.

   [PHOTO]

J. B. KING

                  Mr. King is Vice President, General Counsel, Secretary and a Director of the Company. Mr. King also acts as counsel to the law firm of Baker & Daniels, which provides legal services to the Company. He previously was Vice President and General Counsel for Lilly, a position he held from 1987 until he retired in 1995. Before joining Lilly, Mr. King was a partner and chairman of the management committee of Baker & Daniels. Mr. King is a director of Bank One, Indianapolis, N.A., the Indiana Legal Foundation, IWC Resources, Inc., and the James Whitcomb Riley Memorial Association.

   [PHOTO]


SUSAN B. KING

                  Ms. King is the Leader in Residence and Chair of the Board of Advisors for the Hart Leadership Program at Duke University, a position she has held since January 1995. Prior to assuming this position, she served as Senior Vice President, Corporate Affairs for Corning Incorporated from 1992 to December 1995. Ms. King served as President for its Steuben Glass Division from 1987 to 1992. She joined Corning Incorporated in 1982. She also served as Chair of the U.S. Consumer Product Safety Commission from 1978 to 1981. Ms. King is a director of The Coca-Cola Company and the Health Effects Institute. She is also a Trustee for the Eurasia Foundation, the National Public Radio Foundation and Duke University.

   [PHOTO]


J. KEVIN MOORE

                  Mr. Moore is Vice President of the Carolinas Medical Center, a position he has held since 1997. Previously, Mr. Moore was Associate Chief Operating Officer for Duke University Medical Center from March 1994 to 1997. Prior to assuming that position, he served as Assistant Director, Surgical Private Diagnostic Clinics, and Adjunct Associate Professor, Graduate School of Health Administration, from April 1989 to March 1994. Mr. Moore served as Assistant Director for Duke Hospital from May 1988 to April 1989 and he served as Director of Management Services, Medical Center Administration, and Adjunct Assistant Professor, Graduate School of Health Administration, from May 1984 to April 1988. Mr. Moore is a director of the American Red Cross Regional Chapter.

   [PHOTO]


MARK NOVITCH, M.D.

                  Dr. Novitch was Professor of Health Care Sciences at George Washington University Medical Center from 1994 to 1997 and presently serves as Adjunct Professor. Prior to joining George Washington University Medical Center, he retired as Vice Chairman of the Board and Chief Compliance Officer of The Upjohn Company in December 1993. Prior to joining Upjohn in 1985, Dr. Novitch was Deputy Commissioner of the federal Food and Drug Administration ("FDA") from 1981 until 1985. He served as Acting Commissioner of the FDA from 1983 to 1984. Dr. Novitch is currently serving a five-year term as a Trustee and Past President of the U. S. Pharmacopeial Convention. He is also a Board member of the Food and Drug Law Institute. Dr. Novitch is a director of Alteon, Inc., Calypte Biomedical, Inc., Neurogen Corporation, Osiris Therapeutics, Inc., and Kos Pharmaceuticals, Inc.

   [PHOTO]

EUGENE L. STEP

                  Mr. Step served as Director, Executive Vice President, President of the Pharmaceutical Division and a member of the Executive Committee of Lilly until his retirement in 1992. He joined Lilly in 1956. Mr. Step is a director of Cell Genesys, Inc., Medco Research, Inc., Pathogenesis, Inc., Scios-Nova, Inc., and DBT Online, Inc.

   [PHOTO]


RUEDI E. WAGER, PH.D.

                  Dr. Wager is President and Chief Executive Officer of ZLB Central Laboratory Blood Transfusion Service SRC (a plasma fractionation business in Switzerland), a position he has held since February 1994. Prior to assuming this position, he served as Senior Vice President at Sandoz Pharma Ltd. (a multinational pharmaceutical company) from March 1989 to January 1994. From January 1993 to January 1994, Dr. Wager served as Head of Corporate Project Management and member of the Executive Committee at Sandoz Pharma Ltd., and from March 1989 to December 1993, he served as Head of Worldwide Marketing and member of the Executive Committee at Sandoz Pharma Ltd. Dr. Wager joined Sandoz, Ltd. in 1973. Dr. Wager is a director of ZLB Central Laboratory Blood Transfusion Service SRC.

   [PHOTO]


  During 1997, the Board of Directors of the Company held seven meetings. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which the director served.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company's Board of Directors currently has four committees, the principal functions of which are described below.

  The Audit Committee is composed of Directors Falla (Chair), Moore and Wager. During 1997, the Audit Committee held four meetings. The Audit Committee annually recommends independent auditors for appointment by the Board of Directors, reviews the services to be performed by the independent auditors and receives and reviews the reports submitted by them. It also determines the duties and responsibilities of the internal auditors, reviews the internal audit program and receives and reviews reports submitted by the internal auditing staff.

  The Compliance Committee is composed of Directors Novitch (Chair), Clark, Dollens, S. King and Wager. In 1997, the Compliance Committee held four meetings. The Compliance Committee reviews compliance with all applicable laws, regulations and internal procedures, with the exception of financial controls and the internal audit function.

  The Corporate Governance Committee is composed of Directors Cox (Chair), Cornelius, Moore and Step. In 1997, the Corporate Governance Committee held three meetings. The Corporate Governance Committee recommends to the Board of Directors the size and composition of the Board and proposes candidates for director to be recommended by the Board to the shareholders of the Company and oversees matters of corporate governance. The Corporate Governance Committee will consider nominees for the Board recommended by shareholders. Recommendations by shareholders for nominees should be forwarded to the Secretary of the

Company and should identify the nominee by name and provide pertinent information concerning his or her background and experience. A shareholder recommendation must be received at least 120 days prior to the date of the Annual Meeting of Shareholders.

  The Management Development and Compensation Committee (formerly the Compensation Committee) is composed of Directors Step (Chair), Falla, S. King and Novitch. During 1997, the Compensation Committee held four meetings. The Compensation Committee reviews succession planning, determines the compensation of executive officers and administers the Guidant Corporation 1994 Stock Plan (the "1994 Plan").

OWNERSHIP OF COMPANY COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the number of shares of common stock of the Company beneficially owned by the directors, the Named Executive Officers listed on page 8 and all directors and executive officers as a group, as of February 13, 1998.

                                                                 SHARES OWNED
   NAME OF INDIVIDUALS OR IDENTITY OF GROUP                     BENEFICIALLY(1)
   ----------------------------------------                     ---------------
   Kim B. Clark................................................       300(2)
   James M. Cornelius..........................................   252,639(3)
   Maurice A. Cox, Jr..........................................    11,860(4)
   Ronald W. Dollens...........................................   132,766(5)
   Enrique C. Falla............................................     4,032(4)
   A. Jay Graf.................................................    37,825(6)
   J. B. King..................................................    58,380(7)
   Susan B. King...............................................     3,862(4)
   J. Kevin Moore..............................................     3,860(4)
   Mark Novitch, M.D...........................................     5,862(4)
   Eugene L. Step..............................................     3,860(4)
   Richard M. van Oostrom......................................   107,998(8)
   Ruedi E. Wager, Ph.D........................................     2,947(4)
   All directors and executive officers as a group (20
    persons)...................................................   774,938

--------
(1) Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and sole investment power with respect to the shares shown. No person listed in the table owns more than 0.17% of the outstanding common stock of the Company. All directors and executive officers as a group own 0.52% of the outstanding common stock of the Company. The shares shown do not include the following shares that may be purchased pursuant to stock options that are exercisable within 60 days of February 13, 1998: Mr. Cornelius, 273,689 shares; Mr. Cox, 4,000 shares; Mr. Dollens, 327,129 shares; Mr. Falla, 4,000 shares; Mr. Graf, 164,239 shares; Mr. King, 172,979 shares; Ms. King, 4,000 shares; Mr. Moore, 4,000 shares; Dr. Novitch, 4,000 shares; Mr. Step, 4,000 shares; Mr. van Oostrom, 163,619 shares; Dr. Wager, 4,000 shares; and all directors and executive officers as a group, 1,800,753 shares. The shares shown include shares credited to the accounts of certain of those persons listed in the table under The Guidant Employee Savings and Stock Ownership Plan ("ESSOP") as of December 31, 1997.
(2) The shares shown for Dr. Clark are held by the Clark Family Trust.
(3) The Cornelius Family Foundation, Inc. owns 31,500 of those shown in the table, and he disclaims any beneficial ownership therein. The shares shown for Mr. Cornelius include 3,921 shares credited to his account under the ESSOP.
(4) Includes 840 shares of restricted stock granted pursuant to the Guidant Corporation 1996 Nonemployee Directors Stock Plan ("Directors Stock Plan"). The restrictions on these shares lapse on May 18, 1998.
(5) Mr. Dollens' children own 792 shares of those shown in the table, and he disclaims any beneficial ownership therein. The shares shown for Mr. Dollens include 30,156 shares credited to his account under the ESSOP.
(6) The shares shown for Mr. Graf include 21,413 shares credited to his account under the ESSOP.
(7) Mr. King's wife owns 2,000 shares of those shown in the table, and he disclaims any beneficial ownership therein. The shares shown for Mr. King include 2,436 shares credited to his account under the ESSOP.
(8) The shares shown for Mr. van Oostrom include 25,566 shares credited to his account under the ESSOP.

  No director, nominee for director or executive officer is the beneficial owner of any securities of any of the Company's subsidiaries.

PRINCIPAL HOLDERS OF COMPANY COMMON STOCK

  To the best of the Company's knowledge, the following is the only beneficial owner of 5% or more of the outstanding shares of common stock of the Company as of December 31, 1997:

                                                             NUMBER OF
        NAME AND ADDRESS                                       SHARES    PERCENT
        ----------------                                    ------------ -------
      The Capital Group Companies, Inc. ................... 7,688,090(1)   5.2
        333 South Hope Street
        Los Angeles, CA 90071

--------
(1) Sole voting power is held with respect to 3,508,190 shares and sole dispositive power is held with respect to 7,688,090 shares.

  The information set forth above is based on a statement on Schedule 13G which was filed under the Securities Exchange Act of 1934, as amended, by the entity listed above and which was received by the Company.

DIRECTORS' COMPENSATION

  On the date of each annual meeting of shareholders, each director who is not a salaried officer or employee of the Company currently receives as an annual retainer (i) a grant of an option to purchase 4,000 shares of the Company's common stock at an option price equal to the fair market value on the date of grant and (ii) a grant of a number of shares of restricted stock determined by dividing $30,000 by the fair market value of a share of the Company's common stock on the date of grant, rounded up to the nearest increment of ten shares. The options have a ten year term and vest as of the next annual meeting of shareholders following the grant. The restrictions on the restricted stock also terminate as of the next annual meeting of shareholders following the grant. The grants are made pursuant to the terms of the Directors Stock Plan. The Chair of each committee also receives an annual retainer fee of $2,000. In addition, each director who is not a salaried officer or employee of the Company receives a fee of $2,000 for attendance at each Board meeting and each committee meeting which is not held in conjunction with a Board meeting. Directors are reimbursed for reasonable expenses incurred in connection with attending Board and committee meetings. Dr. Clark was appointed as a director of the Company effective in January, 1998. Since the terms of the Director Stock Plan do not allow the Company to grant him an option or restricted stock as payment of his retainer for the period from the date of his appointment until the date of the 1998 Annual Meeting of Shareholders, he was paid a cash retainer of $20,000 for this period.

EXECUTIVE COMPENSATION

 Summary Compensation Table

  The following Summary Compensation Table shows the annual compensation paid by the Company to the Company's Chief Executive Officer for 1997, and each of the four most highly compensated executive officers other than the Chief Executive Officer, who were serving as executive officers as of December 31, 1997 (the "Named Executive Officers"). Until September 25, 1995, the Company was an 80.2% owned subsidiary of Lilly, and was a wholly owned subsidiary of Lilly prior to the consummation of the Company's initial public offering (the "Offering") in December 1994. Accordingly, for certain of the periods reported the compensation of the Company's executive officers was influenced by the policies established by Lilly. The compensation of the Named Executive Officers is reported for each of the last three years.

                          SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                 ANNUAL COMPENSATION                           COMPENSATION
                         -----------------------------------------   --------------------------------
                                                                          AWARDS(1)         PAYOUTS
                                                                     -------------------- -----------
                                                                     NUMBER OF SECURITIES  LONG-TERM
NAME AND PRINCIPAL                                    OTHER ANNUAL        UNDERLYING       INCENTIVE        ALL OTHER
POSITION                 YEAR     SALARY  BONUS(2)    COMPENSATION    OPTIONS GRANTED(3)  PLAN PAYOUT    COMPENSATION(4)
------------------       ----    -------- --------    ------------   -------------------- -----------    ---------------
James M. Cornelius...... 1997    $625,200 $812,000      $      0           175,000                0          $50,016
 Chairman of the Board                                                      75,000(5)
                         1996     625,200  562,500             0           250,000         $753,366(6)        38,385
                         1995(7)  600,225  464,138(8)        812           285,538          780,550(9)        34,376
Ronald W. Dollens....... 1997     387,240  362,500         9,947           112,000                0           30,979
 President and Chief     1996     352,080  232,500             0           160,000          748,556(6)        24,729
 Executive Officer       1995     320,040  160,500           812           170,702          478,288(10)       14,935
J.B. King............... 1997     300,000  145,000        13,896            56,000                0           21,142
 Vice President, General 1996     236,865   85,250             0            80,000          405,844(6)        19,449
 Counsel & Secretary     1995     238,100   98,844           812            99,472          259,313(10)       10,155
A. Jay Graf............. 1997     274,740  145,000           430            56,000                0           21,979
 President, Cardiac      1996     256,260   85,250        21,589            80,000          405,844(6)        19,938
 Rhythm
 Management Group        1995     239,040   58,580        14,898            86,360          195,925(10)       11,155
Richard M. van Oostrom.. 1997     264,230  145,000       366,525(11)        56,000                0           21,142
 President of            1996     246,480   85,250       377,804(11)        80,000          405,844(6)        19,449
 Operations,
 Europe, Middle East and 1995     229,920   58,580        14,086(11)        85,430          259,313(10)       10,155
 Africa

--------
 (1) During the years indicated, restricted stock was not awarded and stock appreciation rights were not granted.
 (2) Unless otherwise indicated in a footnote, includes amounts awarded in cash under the Guidant Corporation Economic Value Added (EVA(R)*) Bonus Plan (the "EVA Bonus Plan").
 (3) Options to acquire Company common stock. The number of shares has been adjusted to reflect the two-for-one stock split which was effective in September 1997.
 (4) Contributions by the Company to the executive's account in the ESSOP.
 (5) An option to purchase 75,000 shares of the Company's common stock was granted to Mr. Cornelius to compensate him for the reduction in his expected retirement benefits that was an unanticipated consequence of the transition from Lilly. These options have a five year vesting period.
 (6) Amounts paid in Company common stock (except for amounts paid in cash to satisfy federal income tax withholding requirements) in February 1997 under the Company's performance award program under the 1994 Plan for the period January 1, 1995 through December 31, 1996.
 (7) Mr. Cornelius was employed by both Lilly and the Company through September 30, 1995, during which time Lilly paid Mr. Cornelius' compensation.
 (8) Includes amounts awarded in cash under a Lilly bonus plan and the EVA Bonus Plan.
 (9) Amounts paid in Lilly common stock (except for amounts paid in cash to satisfy federal income tax withholding requirements) in February 1996 under the Lilly performance award program for the period January 1, 1994 through December 31, 1995.
(10) Amounts awarded in cash in February 1996 under the 1994 Plan which was based on Lilly's performance during the period January 1, 1994 through December 31, 1995.
(11) Allowances paid for service outside the United States, consisting primarily of tax equalization payments, housing allowances and cost of living adjustments.

  *EVA(R) is a registered trademark of Stern Stewart & Co.

 Stock Option Grants

  The following table provides information on options to purchase Company common stock granted in 1997 to the Named Executive Officers pursuant to the 1994 Plan.

                 OPTION SHARES GRANTED IN LAST FISCAL YEAR(1)

                               INDIVIDUAL GRANTS
-------------------------------------------------------------------------------

                            NUMBER OF    % OF TOTAL OPTION
                           SECURITIES     SHARES GRANTED   EXERCISE OR             GRANT DATE
                           UNDERLYING      TO EMPLOYEES     BASE PRICE  EXPIRATION  PRESENT
NAME                     OPTIONS GRANTED  IN FISCAL YEAR   PER SHARE(2)    DATE    VALUES(3)
----                     --------------- ----------------- ------------ ---------- ----------
James M. Cornelius......     175,000           4.21%          $61.25     10/23/07  $3,444,000
                              75,000(4)        1.80            61.25     10/23/07   1,476,000
Ronald W. Dollens.......     112,000           2.69            61.25     10/23/07   2,204,160
J.B. King...............      56,000           1.35            61.25     10/23/07   1,102,080
A. Jay Graf.............      56,000           1.35            61.25     10/23/07   1,102,080
Richard M. van Oostrom..      56,000           1.35            61.25     10/23/07   1,102,080

--------
(1) Stock appreciation rights were not granted during 1997.
(2) The fair market value of the Company's common stock on the date of grant. Except as otherwise indicated in a footnote, all of the options will become exercisable beginning on October 23, 2000.
(3) These values were established using the Black-Scholes stock option valuation model that was modified to include dividends. Assumptions used to calculate the Grant Date Present Value of these option shares were:
  (a) Expected Volatility--The average variance in the percent change in monthly closing stock price during the period from January 1995 through June 1997, which was 31.1%.
  (b) Risk Free Rate of Return--The assumed rate for a U.S. Treasury obligation having a term of 7 years during the month of grant based on the actual 5 and 10-year U.S. Treasury rates as published in the Federal Reserve Statistical Release, which was 6.47%.
  (c) Dividend Yield--The yield calculated by dividing the annualized dividend rate of the Company's common stock in the amount of $.05 per share by the fair market value of the stock on the date of grant, which resulted in an assumed dividend yield of 0.08%.
  (d) Time of Exercise--The expected average actual option term, which was 7 years.
  The disclosure above is required pursuant to executive compensation disclosure rules of the Securities and Exchange Commission. However, the Company does not believe that the Black-Scholes model, whether modified or not modified, or any other valuation model, is a reliable method of computing the present value of the Company's employee stock options. The value ultimately realized, if any, will depend on the amount that the market price of the stock exceeds the exercise price on the date of exercise.
(4) These options were granted to Mr. Cornelius to compensate him for the reduction in his expected retirement benefits that was an unanticipated consequence of the transition from Lilly. These options do not become exercisable until October 23, 2002.

 Stock Option Exercises and Option Values

  The following table contains information concerning Company stock options unexercised at the end of 1997 with respect to the Named Executive Officers. No stock options were exercised by any of the Named Executive Officers in 1997.

              AGGREGATED OPTION SHARES FISCAL YEAR END VALUES(1)

                            NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                           UNDERLYING UNEXERCISED           IN THE MONEY OPTIONS
                         OPTIONS AT FISCAL YEAR END         AT FISCAL YEAR END(2)
                         ------------------------------   -------------------------
        NAME             EXERCISABLE     UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
        ----             -----------     --------------   ----------- -------------
James M. Cornelius......         273,689          511,849 $12,244,874  $11,462,643
Ronald W. Dollens.......         327,129          275,573  16,263,234    7,101,609
J.B. King...............         172,979          142,493   8,569,394    3,769,654
A. Jay Graf.............         164,239          138,121   8,162,984    3,566,356
Richard M. van Oostrom..         163,619          137,811   8,134,154    3,551,941

--------
(1) No stock appreciation rights were outstanding during 1997.
(2) Represents the amount by which the market price of the Company's common stock exceeded the exercise prices of unexercised options on December 31, 1997.

 Retirement Plan

                              PENSION PLAN TABLE

AVERAGE  ANNUAL EARNINGS                           YEARS OF SERVICE
  (HIGHEST 5 OF LAST 10   ------------------------------------------------------------------
         YEARS)              5        10       15       20       25        30         35
------------------------  -------- -------- -------- -------- -------- ---------- ----------
$  375,000..............  $ 25,421 $ 50,842 $ 76,263 $101,684 $127,105 $  152,526 $  177,947
   525,000..............    35,954   71,908  107,862  143,816  179,770    215,724    251,678
   675,000..............    46,487   92,974  139,461  185,948  232,435    278,922    325,409
   825,000..............    57,020  114,040  171,060  228,080  285,100    342,120    399,140
   975,000..............    67,553  135,106  202,659  270,212  337,765    405,318    472,871
 1,125,000..............    78,086  156,172  234,258  312,344  390,430    468,516    546,602
 1,275,000..............    88,619  177,238  265,857  354,476  443,095    531,714    620,333
 1,425,000..............    99,152  198,304  297,456  396,608  495,760    594,912    694,064
 1,575,000..............   109,685  219,370  329,055  438,740  548,425    658,110    767,795
 1,725,000..............   120,218  240,436  360,654  480,872  601,090    721,308    841,526
 1,875,000..............   130,751  261,502  392,253  523,004  653,755    784,506    915,257
 2,025,000..............   141,284  282,568  423,852  565,136  706,420    847,704    988,988
 2,175,000..............   151,817  303,634  455,451  607,268  759,085    910,902  1,062,719
 2,325,000..............   162,350  324,700  487,050  649,400  811,750    974,100  1,136,450
 2,475,000..............   173,883  345,766  518,649  691,532  864,415  1,037,298  1,210,181

  Certain of the executive officers of the Company participate in two defined benefit pension plans that have been established by the Company: the Guidant Retirement Plan (the "Retirement Plan") and the Guidant Excess Benefit Plan:
Retirement (the "Excess Plan"). The Retirement Plan is a tax-qualified plan that determines benefits under a formula that takes into account a participant's years of service through the date of the split-off from Lilly in September 1995 and average annual earnings with the Company. The Excess Plan is a non-qualified plan that provides the larger of the following two benefits after offsetting any benefit due from the Retirement Plan and the Guidant Retirement ESOP: a) a benefit which would otherwise be provided under the Retirement Plan formula but for the application of certain limitations on tax-qualified benefits under the Internal Revenue Code plus the benefit resulting from the Guidant Retirement ESOP or b) a benefit which would be provided under an alternative formula which considers all of the participant's years of service with the Company and average annual earnings with the Company. (It is this alternative formula which is illustrated in the above Pension Plan Table.)

  Messrs. Cornelius, Dollens, Graf and van Oostrom are entitled to receive retirement benefits under the Retirement Plan and the Excess Plan. The Pension Plan Table sets forth a range of annual retirement benefits for graduated levels of average annual earnings (consisting of Salary, Bonus and Long-Term Incentive Plan Payouts as set forth in the Summary Compensation Table on page
8) and years of service for the life of the retired employee, assuming retirement at age 65 with a 50% survivor income benefit. The amounts payable to the retired employee are reduced, however, for benefits payable under the Guidant Retirement ESOP and amounts payable under Lilly pension plans. The amounts shown in the table are not subject to reduction for Social Security benefits.

  The years of service credited to the applicable Named Executive Officers are: Mr. Cornelius, 30 years; Mr. Dollens, 25 years; Mr. Graf, 21 years; and Mr. van Oostrom, 27 years. Mr. Cornelius currently receives retirement benefits under Lilly pension plans. Mr. King is not eligible to receive any benefits under the Company's pension plans.

 Change-in-Control Severance Pay Plan

  The Company has adopted a change-in-control severance pay program ("Program") covering most employees of the Company and its subsidiaries, including the Company's executive officers. In general, the Program would provide severance payments and benefits to eligible employees and executive officers in the event of their termination of employment under certain circumstances within fixed periods of time following a change-in-control. A "change-in-control" would occur if 20% or more of the Company's voting stock were acquired by an entity other than the Company, a subsidiary, or an employee benefit plan of the Company. There are additional conditions that could result in a change-in-control event. The Program would not be subject to amendment by the Board, whether prior to or following a change-in-control, in any manner adverse to a participant without his or her prior written consent.

  Under the portion of the Program covering the Named Executive Officers, each would be entitled to severance payments and benefits in the event that his or her employment is terminated following a change-in-control (i) without "cause" by the Company; (ii) for "good reason" by the executive officer, each as defined in the Program; or (iii) for a limited period of time, for any reason by the executive officer. In such case, the executive officer would be entitled to a severance payment equal to three times his or her current annual cash compensation and bonuses, including performance awards. Additional benefits would include a pension supplement and full and immediate vesting of all stock options and other equity incentives. In the event that any payments made in connection with the change-in-control would be subject to the excise tax imposed under Section 4999 of the Code as a result of the aggregate compensation payments and benefits made to the individual, under the Program or otherwise, in connection with a change-in-control, the Company is obligated to make whole the individual with respect to such excise tax.

 Transaction with Executive Officer

  During 1997, the Company agreed to sell a house located in Los Altos Hills, California, to Ginger L. Howard, an executive officer of the Company, for $1,013,500, which was the appraised value of the property. The sale was completed in February 1998. Previously, Ms. Howard rented the house from the Company. Fifty thousand dollars of the purchase price is being held in escrow in order to pay for repairs to the property as disclosed in a pre-purchase inspection of the property. The Company also provided an interest-free down payment assistance loan to Ms. Howard in the amount of $150,000 in connection with her purchase of the house. This loan will be repaid in equal installments over a three year period.

 Management Development and Compensation Committee Report

  The Management Development and Compensation Committee of the Company (the "Committee") consists of four non-employee directors. The Committee is responsible for reviewing the compensation policies and practices of the Company, including for the Company's executive officers, and establishing the salaries of executive officers. The Committee also administers the 1994 Plan covering executive officers. The current Committee members are Mr. Step (Chair), Mr. Falla, Ms. King and Dr. Novitch.

  A. Executive Compensation Policy

  Overview. Until September 25, 1995, the Company was an 80.2% owned subsidiary of Lilly, and was a wholly owned subsidiary of Lilly prior to the consummation of the Company's initial public offering ("Offering") in December 1994. Accordingly, prior to 1997, the Committee adjusted the compensation policies of the Company to more accurately reflect the needs of the Company and to provide a gradual transition from Lilly's historical compensation policies. During 1997, the Committee believed that the Company's compensation policies accurately reflected the need for an increased emphasis on incentives for Company performance and recognized the increased responsibilities assumed by the Company's executives since the Company became independent from Lilly.

  Consistent with past practices, compensation programs for the Company in 1997, including those for executive officers, were designed to attract, retain and motivate highly talented individuals. In addition, the programs were designed to be cost-effective and to treat all employees fairly. To that end, the Company's compensation programs shared the following characteristics:

  . Compensation of the Company's employees, including that of executive officers, was based on the level of job responsibility, the individual's level of performance and the Company's performance. Members of senior management had a greater portion of their pay based on Company performance than other employees.

  . Compensation also reflected the value of the job in the marketplace. To retain the Company's highly skilled work force, the Company attempted to remain competitive with the pay of employers of a similar stature who compete with the Company for talent.

  . Compensation programs were developed and administered to foster the long-term focus required for success in a highly-competitive, innovation-based industry.

  The Committee believes that the Company's executive compensation program in 1997 reflected the fundamental principles described above and provided executives strong incentives to maximize Company performance and therefore enhance shareholder value. The program consisted of both annual and long-term elements. The Committee believes that the various components of compensation should be considered collectively in order to properly assess the appropriateness of the Company's program to the attainment of its objectives.

  In establishing the Company's total compensation, a variety of measures of historical and projected Company performance were considered. This review included such measures as sales, net income, stock price appreciation, product market shares, economic value added, return on shareholders' equity, return on sales, return on assets, sales and net income per employee, sales and general administrative expenses as a percentage of net sales and total market value. This data formed the basis for the assessment of the overall performance and prospects of the Company that underpinned the judgment used in establishing total compensation ranges. In evaluating these factors, relative weights or rankings were not assigned to each factor. Rather, a subjective determination was made based on a collective consideration of all such factors.

  In 1997, the Company's total compensation package was compared with those of global medical device companies of comparable size and stature to the Company (the "Guidant Peer Group").

  The data generated from the Guidant Peer Group was used primarily as a benchmark to ensure that the Company's total compensation was within the broad range of comparative pay in the Guidant Peer Group. In some instances, it was recognized that compensation levels would require continued adjustment over time in order to fall within an acceptable range and to avoid an abrupt change. The Committee did not, however, target a specific position in the range of comparative data for each individual or for each component of compensation. Individual amounts were established in view of the comparative data and such other factors as level of responsibility, prior experience and the subjective judgment as to individual contribution. These factors were not assigned specific mathematical weights; rather, judgment and discretion were exercised in the information reviewed and the analysis considered.

  In 1997, the Company also periodically retained outside compensation and benefits consultants to assist in the evaluation of salary and incentive compensation programs for the Company's executive officers. Such independent consultants provided an additional measure of assurance that the Company's programs were reasonable and appropriate to the Company's objectives.

  The Committee believes that the Company's overall compensation program in 1997 was appropriate and competitive and that the compensation levels of the Company's executive officers were appropriate relative to the corporate performance and the compensation levels of persons in similar positions in the Guidant Peer Group.

  B. Elements of Compensation

  Annual Compensation. In 1997, annual compensation for the Company's executive officers consisted of two components--base salary and a cash bonus. Individual base salary increases are determined primarily by individual performance and comparison to marketplace data. Assessment of an individual's performance includes consideration of a person's impact on financial performance, as well as judgment, creativity, effectiveness in developing subordinates and a diverse organization, and contributions to improvement in the quality of the Company's products, services and operations. Cash bonuses are connected to economic value added milestones, which attempt to measure economic value created for shareholders. Economic value is created when the Company's net income exceeds the cost of the capital employed in the business. Subject to certain adjustments, capital is the net investment employed in the Company's operations which is calculated by subtracting current liabilities and cash from total assets. Currently, the Company utilizes a target weighted average after-tax cost of capital of 13 1/2%. Therefore, the size of bonuses varies directly with the amount by which after-tax operating profit exceeds the cost of capital.

  Long-Term Incentives. In 1997, stock options were utilized as a method of providing long-term incentives for employees. In 1997, substantially all employees of the Company received a stock option award. The Company believes that stock options emphasize the long-term focus necessary for continued success in the innovation-based medical device business. The Company has emphasized the importance of equity ownership by employees at all levels, particularly individuals in leadership roles, including executive officers, to ensure proper focus on shareholder value.

  The Committee believes that stock options are an important part of the performance-based compensation of the Company's management, including that of its executive officers. Stock options provide a strong incentive to increase shareholder value, since stock options have value only if the stock price increases over time. The Company's options, granted at the market price on the date of grant and with terms not to exceed 10 years, ensure that management and other employees and consultants are oriented to growth over the long term and not simply to short-term profits. In addition, the options create an incentive to remain with the Company for the long term because they carry a vesting period and, if not exercised, are forfeited if the employee leaves the Company before retirement. Options granted during 1997 to the executive officers of the Company contain a vesting provision where the options vest after a three-year period, except that a portion of the options granted to Mr. Cornelius do not become exercisable until after a five year period. During 1997, the Committee granted employees options to purchase approximately 4,156,700 shares of the Company's common stock at option prices ranging from $30.10 to $63.44, as adjusted to reflect the Company's two for one stock split which was effective in September 1997. The exercise price for all options was the fair market value on the date of grant. The size of the grants was based on the recipient's level of responsibility and performance. The Committee also considered the size of previous option grants made to individuals and internal relativity. In addition, during 1997, the Committee granted approximately 175 employees of EndoVascular Technologies, Inc. ("EVT") options to purchase approximately 411,750 shares of the Company's common stock. EVT was acquired by the Company in December 1997, and the options were granted as substitute options under the 1994 Plan to replace options held by the EVT employees under EVT option plans.

  Deductibility Cap on Executive Compensation. Beginning in 1994, a new federal tax law disallows corporate deductibility for certain compensation paid in excess of $1 million to the chief executive officer and the four other most highly paid executive officers of publicly held companies. "Performance-based compensation," as defined in the tax law, is not subject to the deductibility limitation, provided certain shareholder approval and other requirements are met. During 1997, the deductibility cap had an immaterial impact on the Company. At the present time, it is not known whether the deductibility cap will have an impact on the Company in 1998, although it is possible. However, the Company believes that options and performance awards granted previously under the 1994 Plan, which were disclosed in the Company's prospectus for the Offering, currently qualify for an exception to the rules governing the deductibility cap. The Company also believes that approval by the shareholders of the Guidant Corporation 1998 Stock Plan (see Proposal Number 2 on pages 16 to 18) will qualify future option grants for this exception and will allow the Committee to decide whether future performance award grants will qualify. The Committee decided, however, to not qualify the EVA(R) Bonus Plan as "performance-based compensation" at this time since to do so would have limited the Committee's flexibility in the administration of the plan. The Committee believes that flexibility is important in the administration of the EVA(R) Bonus Plan. The anticipated future loss of deductibility, if any, is expected to be immaterial. The Committee will continue to review the Company's executive compensation plans on a regular basis to determine what changes, if any, should be made as a result of the limitation on deductibility.

  C. Compensation of the Chairman and Chief Executive Officer

  In 1997, the compensation of James M. Cornelius, Chairman, and Ronald W. Dollens, President and Chief Executive Officer, consisted of the same components as for other senior executives--base salary, bonus and stock options.

  In 1997, Mr. Cornelius' and Mr. Dollens' initial base salaries (at the annual rates of $625,200 and $387,240, respectively) were set so as to be within the middle range relative to persons in similar positions in the Guidant Peer Group. Their base salaries will be reviewed on 12-month cycles by the Committee. Mr. Cornelius' salary did not increase in 1997 from 1996 because the Committee believed that a higher proportion of his total compensation should be in the form of performance based compensation. Mr. Dollens' salary in 1997 was increased approximately 10% over 1996. The Committee believes that this increase was appropriate in light of the increased responsibilities undertaken by Mr. Dollens since the Company became independent from Lilly.

  For 1997, Mr. Cornelius and Mr. Dollens earned $812,000 and $362,500, respectively, under the EVA Bonus Plan, which was paid in early 1998. Mr. Cornelius and Mr. Dollens elected to defer 100% and 50%, respectively, of this bonus under the Company's deferred compensation plan. The increase in bonus payout for 1997 over 1996 reflects increased target bonus payouts for both Mr. Cornelius and Mr. Dollens. The target payouts were increased in order to place a greater emphasis on performance based compensation. The target payout was also increased in 1997, in part, as a result of the elimination of performance awards as part of compensation which became effective in 1997. For 1997, consistent with the goal of linking a greater portion of executive officer compensation to Company performance, Mr. Cornelius' and Mr. Dollens' total compensation program was structured such that if the Company achieved or exceeded certain EVA(R) targets, \ the performance-based bonus would represent a higher proportion of combined salary and bonus.

  In October 1997, the Committee granted Mr. Cornelius and Mr. Dollens options to purchase 175,000 and 112,000 shares, respectively, of Company common stock at $61.25, the fair market value of the Company common stock on the date of grant. In determining the size of the grant, the Committee considered a number of factors, including option grants to other executive officers in similar positions in the Guidant Peer Group, the size of the option grant relative to grants received by other Company personnel and the responsibility of Mr. Cornelius and Mr. Dollens for the management of the Company, and considered various value estimations which the Committee determined were consistent with Mr. Cornelius' and Mr. Dollens' responsibilities to the Company. The Company also considered the size of previous grants of options to these individuals. The Committee believed the size of the grants was sufficient to give Mr. Cornelius and Mr. Dollens a substantial equity position that would provide appropriate incentives to increase long-term shareholder value. The value of the stock options granted to Mr. Cornelius and Mr. Dollens were both increased in 1997 over 1996. This increase was attributed to the Committee's desire to have a greater proportion of total compensation directly linked with value created for shareholders. Also, the stock option grants were increased to partially substitute for the performance awards that were discontinued effective in 1997.

  Mr. Cornelius also received an additional stock option grant for 75,000 shares in 1997 to compensate him for the reduction in his expected retirement benefits that was an unanticipated consequence of the transition from Lilly. These additional options have a five-year vesting period. The Committee believes that the value of these additional options approximated the reduction in his expected retirement benefits.

  D. Adjustments for Economic Value Added Bonus

  Reported earnings for 1997 include special charges totaling $68.5 million associated with the acquisitions of Neocardia and EndoVascular Technologies, Inc. Reported earnings also include a gain of $23.2 million on the sale of the Company's equity interest in Gynecare, Inc. which was acquired by Johnson and Johnson, a special contribution to the Guidant foundation of $11.5 million, a provision for future litigation of $11.5 million, and a charge of $7.3 million relating to a cumulative change in accounting principle. The incentive formulas under the Company's economic value added bonus were adjusted to eliminate the effect of these items. However, since Neocardia was acquired in the first half of 1997, the purchased research and development expense was treated as an asset and the operating loss was deducted from net income for purposes of calculating the economic value added bonus. The operating loss and the asset value of EndoVascular Technologies, Inc. was excluded for 1997 bonus calculations since the merger closed on December 19, 1997. The Committee generally believes that employees should not be penalized in the current year by the implementation of strategic business actions in the latter portion of the year or the application of special or new accounting standards that reduce current earnings but prepare the Company for enhanced competitiveness in the future.

               Management Development and Compensation Committee

                            Eugene L. Step (Chair)

     Enrique C. Falla            Susan B. King           Mark Novitch, M.D.

PERFORMANCE GRAPH

  The following performance graph compares the cumulative total shareholder return on the Company's common stock with Standard & Poor's 500 Stock Index and Standard & Poor's Health Care (Medical Products and Supplies) Index for the period beginning on December 13, 1994 (the date of the Offering) and ending on December 31, 1997. The graph is constructed on the assumption that $100 was invested on December 13, 1994 in each of the Company's common stock, Standard & Poor's 500 Stock Index and Standard & Poor's Health Care Index. The companies in the Standard & Poor's Health Care Index are the same companies in the Guidant Peer Group used by the Company's Management Development and Compensation Committee to compare compensation levels for the Company's executive officers.

                    COMPARISON OF CUMULATIVE TOTAL RETURN*
         AMONG GUIDANT, S&P 500 STOCK INDEX, AND S&P HEALTH CARE INDEX


                             [GRAPH APPEARS HERE]

Measurement Period
(Fiscal Year Covered)      Guidant     500 Stock INDEX     S&P Health Care Index
---------------------      -------     ---------------     ---------------------
Measurement Pt-

FYE 12/13/94               $100        $100                $100
FYE 12/31/94               $110        $103                $106
FYE 12/31/95               $292        $141                $179
FYE 12/31/96               $394        $174                $205
FYE 12/31/97               $863        $232                $256

--------
  *Total return assumes reinvestment of dividends.

        2. PROPOSAL TO APPROVE THE GUIDANT CORPORATION 1998 STOCK PLAN

  The Board of Directors has adopted, subject to shareholder approval, the Guidant Corporation 1998 Stock Plan (the "1998 Plan"). The Board believes that the 1998 Plan will benefit shareholders by allowing the Company to attract and retain employees and consultants who have the ability to enhance the value of the Company and by aligning the interests of employees and consultants with those of the shareholders through increased stock ownership. The Board therefore recommends approval of the 1998 Plan.

  Approval of this proposal requires the affirmative vote of a majority of the Company's shares present, or represented, and entitled to vote. Shares voted for the proposal and shares represented by returned proxies that do not contain instructions to vote against the proposal or to abstain from voting will be counted as shares cast for the proposal. Shares will be counted as cast against the proposal if the shares are voted either against the proposal or to abstain from voting. Broker non-votes will not change the number of votes cast for or against the proposal and will not be treated as shares entitled to vote.

  The following is a summary of the 1998 Plan. The summary is qualified in its entirety by reference to the full text of the 1998 Plan, which is attached to this Proxy Statement as Exhibit A.

GENERAL INFORMATION

  The 1998 Plan will be administered by the Management Development and Compensation Committee of the Board (the "Committee"), which will be authorized to grant to employees and consultants up to 22,500,000 shares of the Company's common stock ("Guidant Stock") in the form of stock options, performance awards, and restricted stock. The 1998 Plan will become effective upon approval by the shareholders and will expire on May 31, 2003 unless terminated earlier or extended by the Board.

AUTHORITY OF COMMITTEE

  The 1998 Plan will be administered and interpreted by the Committee, each member of which must (i) be a "nonemployee director" as defined in Rule 16b-3(b)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (ii) satisfy the requirements of an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee will select persons to receive grants from among the Company's employees and consultants, determine the types of grants and number of shares to be awarded to grantees, and set the terms, conditions and provisions of the grants consistent with the 1998 Plan. The Committee may establish rules for administration of the 1998 Plan.

ELIGIBLE PERSONS

  The Committee will select grantees from among the employees (including any officer) or consultants of the Company and its subsidiaries. Currently, approximately 5,000 employees would be eligible, including 12 executive officers and three directors. The number of eligible persons can be expected to vary from year to year.

SHARES SUBJECT TO PLAN

  Subject to adjustment as described below, a maximum of 22,500,000 shares of Guidant Stock may be issued or transferred for grants under the 1998 Plan. However, not more than 5,000,000 shares can be issued as restricted stock grants. The shares may be unissued shares or treasury shares. Payment of cash in lieu of shares is deemed an issuance or transfer of the shares for purposes of determining the maximum number of shares available for grants under the 1998 Plan as a whole or with respect to any individual grantee. In the event of a stock split, stock dividend, spin-off, or other relevant change affecting Guidant Stock, adjustments may be made to the number of shares available for grants and to the number of shares and price under outstanding grants made before the event.

GRANTS UNDER THE 1998 PLAN

  Stock Options. The Committee may grant nonqualified options and Incentive Stock Options ("ISOs"). The Committee shall establish the option price, which may not be less than 100% of the fair market value of the stock on the date of grant. The Committee does not have discretion to re-price outstanding options. The term of the option and the period during which it may be exercised are also established by the Committee, provided that the term may not exceed 10 years. The option price may be satisfied in cash or, if permitted by the Committee, by delivering to the Company Guidant Stock already owned by the grantee having a fair market value equal to the option price, or a combination of cash and shares. In addition, the Committee may permit the exercise of an option by delivery of written notice, subject to the Company's receipt of a third-party payment in cash for the option price. No grantee may receive options for more than 700,000 shares under the 1998 Plan during any one calendar year.

  Performance Awards. The Committee may grant performance awards under which a payment would be made in shares of Guidant Stock, cash, or both if the financial performance of the Company or a subsidiary, division, or other unit of the Company ("Business Unit") selected by the Committee meets certain performance criteria during an award period. The performance criteria are established by the Committee. For performance awards intended to qualify for exemption under Section 162(m) of the Code, the performance criteria are limited to earnings per share, return on assets, return on shareholders' equity, divisional income, net income, total shareholder return, stock price goals, cash flow, operating earnings, return on capital, or economic value added, in each case as may be applied on an absolute or relative to peer group basis. Economic value added is described in the Management Development and Compensation Committee Report on page 13. However, for performance awards that are not intended to qualify for exemption under Section 162(m) of the Code, the Committee may designate any of the foregoing performance criteria or any other financial measurement. The Committee also establishes the award period (four or more consecutive fiscal quarters), the maximum payment value of an award, and the minimum financial performance required before a payment is made. Awards may be denominated either in shares of Guidant Stock ("Stock Performance Awards") or in dollar amounts ("Dollar Performance Awards"). The maximum number of shares that may be received by an individual in payment of Stock Performance Awards in any calendar year is 30,000. As to Dollar Performance Awards, the maximum payment to an individual in any calendar year is $2,000,000. The Committee can elect to pay cash in lieu of part or all of the shares of Guidant Stock payable under an award. In order to receive payment, a grantee who is an employee of the Company must remain employed by the Company through the date of the award payment, except that the Committee may make complete or partial exceptions to that rule.

  At any time prior to payment, the Committee can revise the performance criteria and the computation of the award payment if unforseen events occur during an award period which have a substantial effect on the performance criteria and which in the sole discretion of the Committee make the application of the performance criteria unfair unless a revision is made. However, a revision cannot be made by the Committee that would increase the award payment if the performance award was intended to qualify for exemption under Section 162(m) of the Code, unless the revision is made on a non-discretionary basis upon occurrence of objective events specified in the performance award grant.

  Restricted Stock Grants. The Committee may also issue or transfer shares under a restricted stock grant. The grant would set forth a restriction period during which a grantee who is an employee of the Company must remain in the employment of the Company. The stock certificate would be held by the Company in escrow until the restriction period lapses. If the grantee's employment terminates during the period, the grant would terminate and the shares would be returned by the Company. However, the Committee could provide complete or partial exceptions to that requirement as it deems equitable. The grantee could not dispose of the shares prior to the expiration of the restriction period. During this period, the grantee would be entitled to vote the shares and receive dividends. Upon lapse of the restrictions, the stock certificate would be delivered to the grantee.

FEDERAL INCOME TAX CONSEQUENCES OF STOCK OPTIONS

  The grant of a stock option will not result in taxable income at the time of grant for the optionee or the Company. The grantee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising a nonqualified stock option, the grantee will recognize ordinary income in the amount by which the fair market value of the Company's stock on the date the option is exercised exceeds the option price and the Company will be entitled to a deduction for the same amount. The treatment to a grantee of a disposition of shares acquired through the exercise of an option is dependent upon the length of time the shares have been held and on whether such shares were acquired by exercising an ISO or a nonqualified stock option. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option except that the Company may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an ISO if the disposition is made before the applicable ISO holding period has been satisfied.

OTHER INFORMATION

  The Board may amend or terminate the 1998 Plan as it deems advisable. However, shareholder approval is required for any amendment or modification of the 1998 Plan that would (i) change the class of Eligible Persons, (ii) increase the number of shares of Guidant Stock available under the 1998 Plan,
(iii) allow the grant of stock options at an exercise price below fair market value, or (iv) allow the re-pricing of stock options. In addition, the Board may seek the approval of shareholders for any amendment or modification to the 1998 Plan to the extent the Board deems necessary or advisable for purpose of compliance with Section 162(m) or Section 422 of the Code, the listing requirements of the New York Stock Exchange or Pacific Exchange, or for any other purpose. The Committee may amend outstanding grants consistent with the 1998 Plan if the amendment does not impair the grantee's rights or upon the agreement of the grantee.

  In the event of a Change of Control (as defined in Article 9 of the 1998
Plan), in order to preserve all of the Grantee's rights the following shall occur, unless the Committee expressly provides otherwise in the grant agreement: (i) any outstanding stock options not already exercisable shall become fully exercisable; (ii) any restriction periods on restricted stock grants shall automatically expire and all restrictions shall immediately lapse; and (iii) outstanding performance awards will be deemed to have been earned and will be paid out in an amount equal to the maximum award opportunity.

  During 1997, the Committee did not grant any performance awards under the 1994 Plan and the Committee does not currently have the intention to grant any performance awards during 1998.

  The Committee has made no determinations with respect to grants of stock options under the 1998 Plan for 1998. During 1997, stock options were granted under the 1994 Plan to the Named Executive Officers as set forth in the table on page 9 entitled "Option Shares Granted in Last Fiscal Year." Also during 1997, the Committee granted stock options for 809,000 shares to all executive officers as a group at an exercise price of $61.25 per share and for 3,347,700 shares to non-executive officer employees as a group at a weighted average exercise price of $56.24 per share.

  Similarly, the Committee has made no determinations regarding the award of restricted stock grants under the 1998 Plan. In 1997, the Committee granted restricted stock grants for an aggregate of 9,800 shares to 42 individuals. The restriction periods vary from one to three years from the date of grant. No executive officer received a restricted stock grant in 1997.

  The closing price of Guidant Stock on the New York Stock Exchange on March
9, 1998, was [$        ] per share.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE 1998 STOCK PLAN.

            3. PROPOSAL TO AMEND THE AMENDED AND RESTATED ARTICLES
             OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK

  The Board of Directors has unanimously approved an amendment to the Company's Amended and Restated Articles of Incorporation ("Articles") which would increase the Company's authorized common stock from 250,000,000 shares to 500,000,000 shares. Currently, the total number of authorized shares is 300,000,000, consisting of 250,000,000 shares of common stock and 50,000,000 shares of preferred stock. Accordingly, the Company's total number of authorized shares would also be increased from 300,000,000 to 550,000,000.

  The language in Article 3 and the first sentence of Section 4(a) would be amended to read as follows:

    "3. The total number of authorized shares is 550,000,000.

      4. (a) Common Stock consisting of 500,000,000 shares."

The Board of Directors recommends that the shareholders approve the amendment by voting in favor of Proposal No. 3.

  On August 18, 1997, the Company authorized a two-for-one stock split to be effected in the form of a 100% stock dividend. The stock dividend was paid on September 16, 1997 to shareholders of record on September 2, 1997. As a result of that action, the number of authorized but unissued shares of common stock available to the Company for future use was reduced significantly. As of March
9, 1998, there were [          ] shares of common stock issued and outstanding
and an additional [          ] shares of common stock were reserved for
issuance under the Company's stock plans. None of the preferred stock is outstanding.

  The proposed increase in the number of shares of authorized common stock will insure that shares will be available, if needed, for issuance in connection with stock splits, stock dividends, acquisitions, and other corporate purposes. The Board of Directors believes that the availability of the additional shares for such purposes without delay or the necessity for a special shareholders' meeting would be beneficial to the Company. The Company does not have any immediate plans, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of common stock which would be authorized by the proposed amendment.

  No further action or authorization by the Company's shareholders would be necessary prior to the issuance of the additional shares of common stock unless required by applicable law or regulatory agencies or by the rules of any stock exchange on which the Company's securities may then be listed.

  The holders of any of the additional shares of common stock issued in the future would have the same rights and privileges as the holders of the shares of common stock currently authorized and outstanding. Those rights do not include preemptive rights with respect to the future issuance of any additional shares.

  As stated above, the Company has no immediate plans, arrangements, commitments or understandings with respect to the issuance of any additional shares of common stock which would be authorized by the proposed amendment. However, the increased authorized shares could be used to make a takeover attempt more difficult such as by using the shares to make a counter-offer for the shares of the bidder or by selling shares to dilute the voting power of the bidder. As of this date, the Board is unaware of any effort to accumulate the Company's shares or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise.

  The Articles contain certain other provisions that may be viewed as having possible anti-takeover effects. Under these provisions the Company's Board of Directors is divided into three classes, with approximately one-third of the members of the Board nominated for election each year. Thus, two annual meetings of shareholders are necessary for a majority shareholder to replace a majority of the incumbent directors. In addition, directors may be removed, with or without cause, only upon the affirmative vote of the holders of 80% of the outstanding voting power of the Company. The Articles further provide that, in certain situations, the affirmative vote of the holders of 80% of the Company's outstanding voting power is required to approve certain business transactions

(such as mergers or sales of assets) involving another entity which beneficially owns 5% or more of the voting power of the Company. The Articles also provide that the Board, when evaluating such transactions, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Company and its shareholders, give due consideration to all relevant factors, including the effects on employees, suppliers and customers of the Company, communities in which offices or other facilities of the Company are located and any other factors a Director considers pertinent.

  On October 17, 1994, the Company adopted a Shareholder Rights Plan (the "Plan"). Under the terms of the Plan, all shareholders received, for each share owned, a preferred stock purchase right ("Right") entitling them to purchase from the Company one two-hundredth of a share of Series A Participating Preferred Stock at an exercise price of $21.75. The Company also authorized the issuance of a Right with respect to each share of common stock of the Company that becomes outstanding thereafter. The rights are not exercisable until after the date on which the Company's right to redeem has expired. The Company may redeem the rights for $0.005 per right up to and including the tenth business day after the date of a public announcement that a person (the "Acquiring Person") has acquired ownership of stock having 10% or more of the Company's general voting power (the "Stock Acquisition Date"). The Plan provides that if the Company is acquired in a business combination transaction at any time after a Stock Acquisition Date, generally each holder of a Right will be entitled to purchase at the exercise price a number of shares of the acquiring company's common stock having a market value of twice the exercise price. The Plan also provides that in the event of certain other business combinations, certain self-dealing transactions, or the acquisition by a person of stock having 15% or more of the Company's general voting power, generally each holder of a Right will be entitled to purchase at the exercise price a number of shares of the Company's common stock having a market value of twice the exercise price. Any Rights beneficially owned by an Acquiring Person shall not be entitled to the benefit of the adjustments with respect to the number of shares described above. The Rights will expire on October 17, 2004, unless redeemed earlier by the Company.

  The Company also has 50,000,000 shares of authorized preferred stock which have not been issued. A total of 1,500,000 shares of the preferred stock have been designated as Series A Participating Preferred Stock and reserved for issuance pursuant to the Shareholder Rights Plan discussed above. The Board (subject to applicable laws or rules of regulatory agencies and requirements of stock exchanges) has the power to issue the existing preferred stock without further shareholder approval, with such rights as the Board deems advisable, including conversion rights, redemption rights, dividend rights, voting rights, and liquidation rights. The stock could be issued to deter a takeover by establishing the terms of the preferred stock so as to make the takeover substantially more expensive. The preferred stock could also be issued with voting rights intended to make an acquisition of the Company more difficult.

  Approval of a majority of the Company's outstanding shares of common stock is required for adoption of the proposal to amend the Articles. If the proposal is adopted, the amendment will become effective upon the requisite filing under the Indiana Business Corporation Law. Abstention from voting on the proposed amendment and broker non-votes will have the practical effect of voting against the amendment since the affirmative vote of a majority of the Company's outstanding shares is required for adoption of the proposal. If not otherwise specified, properly executed proxies will be voted in favor of the proposal.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION.

                     4. PROPOSAL TO RATIFY APPOINTMENT OF
                             INDEPENDENT AUDITORS

  The Board of Directors, on the recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP as independent auditors for the Company for the year 1998. In accordance with the By-laws of the Company, this appointment will be submitted to the shareholders for ratification. Ernst & Young LLP served as the independent auditors for the Company in 1997. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. Those representatives will have the opportunity to make a statement if they desire to do so.

  Ratification of this appointment requires that the number of votes cast in favor of ratification exceed the number of votes cast opposing ratification. Only votes cast for or against ratification will be counted, except that the accompanying proxy will be voted in favor of ratification in the absence of instructions to the contrary. Abstentions and broker non-votes will not change the number of votes cast for or against the proposal.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR 1998.

                               5. OTHER MATTERS

  As of the date of this Proxy Statement, the management of the Company has no knowledge of any matters to be presented for consideration at the meeting other than those described in this Proxy Statement. If any other matters properly come before the meeting, the accompanying proxy confers discretionary authority with respect to those matters, and the persons named in the accompanying form of proxy intend to vote that proxy to the extent entitled in accordance with their best judgment.

  All expenses in connection with solicitation of proxies will be borne by the Company. The Company will pay brokers, nominees, fiduciaries or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies primarily by mail, but directors, officers and other employees of the Company may also solicit in person, by telephone, by telegraph, or by mail. The Company may retain D. F. King & Co., Inc. to assist in the solicitation of proxies. If retained, the firm will solicit proxies by personal interview, telephone, telegraph, and mail. It is anticipated that the fee for those services will not exceed $10,000 plus reimbursement of customary out-of-pocket expenses.

  First Chicago Trust Company of New York has been retained to receive and tabulate proxies and to provide representatives to act as inspectors of election for the Annual Meeting.

 Section 16(a) Beneficial Ownership Reporting Compliance

  Under Securities and Exchange Commission rules relating to reporting of changes of beneficial ownership of Company common stock, a report during the last fiscal year relating to the following transaction of an executive officer of the Company was not timely filed due to inadvertence: one report for Ms. Howard pertaining to a gift of stock. Upon discovery, this oversight was promptly corrected.

 Shareholder Proposals for 1999 Annual Meeting

  The date by which shareholder proposals must be received by the Company for inclusion in the proxy materials relating to the 1999 Annual Meeting of Shareholders is November 24, 1998.

                                          By order of the Board of Directors,

                                          J. B. King
                                          Secretary

March 24, 1998

                                                                      EXHIBIT A

                      GUIDANT CORPORATION 1998 STOCK PLAN

  The Guidant Corporation 1998 Stock Plan ("1998 Plan") authorizes the Management Development and Compensation Committee ("Committee") of the Board of Directors of Guidant Corporation to provide employees and consultants of Guidant Corporation and its subsidiaries with certain rights to acquire shares of Guidant Corporation common stock ("Guidant Stock"). The Company believes that this incentive program will benefit the Company's shareholders by allowing the Company to attract, motivate, and retain employees and consultants and by causing employees and consultants, through stock-based incentives, to contribute materially to the growth and success of the Company. For purposes of the 1998 Plan, the term "Company" shall mean Guidant Corporation and its subsidiaries, unless the context requires otherwise.

1. ADMINISTRATION.

  The 1998 Plan shall be administered and interpreted by the Committee consisting of not less than three persons appointed by the Board of Directors of the Company from among its members. A person may serve on the Committee only if he or she (i) is a nonemployee director as defined in Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) satisfies the requirements of an "outside director" for purposes of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee shall determine the fair market value of Guidant Stock for purposes of the 1998 Plan. The Committee may, subject to the provisions of the 1998 Plan, from time to time establish such rules and regulations as it deems appropriate for the proper administration of the Plan. The Committee's decisions shall be final, conclusive, and binding with respect to the interpretation and administration of the 1998 Plan and any Grant made under it. Except to the extent expressly prohibited by the 1998 Plan or applicable law, the Committee may delegate to one or more of its members, or to one or more agents, such responsibility or duties as it deems desirable.

2. GRANTS.

  Incentives under the 1998 Plan shall consist of incentive stock options, nonqualified stock options, performance awards, and restricted stock grants (collectively, "Grants"). All Grants shall be subject to the terms and conditions set out herein and to such other terms and conditions which are not inconsistent with the 1998 Plan as the Committee deems appropriate. The Committee shall approve the form and provisions of each Grant. Grants under a particular section of the 1998 Plan need not be uniform and Grants under two or more sections may be combined in one instrument.

3. ELIGIBILITY FOR GRANTS.

  Grants may be made to any employee (including any officer) or consultant of the Company ("Eligible Person"). The Committee shall select the persons to receive Grants ("Grantees") from among the Eligible Persons and determine the number of shares subject to any particular Grant.

4. SHARES AVAILABLE FOR GRANT.

  (a) Shares Subject to Issuance or Transfer. Subject to adjustment as provided in Section 4(b), the aggregate number of shares of Guidant Stock that may be issued or transferred under the 1998 Plan is 22,500,000; provided, however, that the aggregate number of such shares that may be issued or transferred as Restricted Stock Grants under the 1998 Plan is 5,000,000. The shares may be authorized but unissued shares or treasury shares. The number of shares available for Grants at any given time shall be 22,500,000 (5,000,000 in the case of Restricted Stock Grants), reduced by the aggregate of all shares previously issued or transferred and of shares which may become subject to issuance or transfer under then-outstanding Grants. Payment in cash in lieu of shares shall be deemed to be an issuance of the shares for purposes of determining the number of shares available for Grants under the 1998 Plan as a whole or to any individual Grantee.

  (b) Adjustment Provisions. If any subdivision or combination of shares of Guidant Stock or any stock dividend, reorganization, recapitalization, or consolidation or merger with Guidant Corporation as the surviving corporation occurs, or if additional shares or new or different shares or other securities of the Company or any other issuer are distributed with respect to the shares of Guidant Stock through a spin-off, exchange offer, or other extraordinary distribution, the Committee shall make such adjustments as it determines appropriate in the number of shares of Guidant Stock that may be issued or transferred in the future under Sections 4(a), 5(f) and 6(f). The Committee shall also adjust as it determines appropriate the number of shares and Option Price in outstanding Grants made before the event.

5. STOCK OPTIONS.

  The Committee may grant options qualifying as incentive stock options under the Code ("Incentive Stock Options"), and nonqualified options (collectively, "Stock Options"). The following provisions are applicable to Stock Options:

    (a) Option Price. The Committee shall determine the price at which Guidant Stock may be purchased by the Grantee under a Stock Option ("Option Price") which, except in the case of substitute grants as described in
  Section 11(b), shall be not less than the fair market value of Guidant Stock on the date the Stock Option is granted (the "Grant Date"). In the Committee's discretion, the Grant Date of a Stock Option may be established as the date on which Committee action approving the Stock Option is taken or any later date specified by the Committee.

    (b) Option Exercise Period. The Committee shall determine the option exercise period of each Stock Option. The period shall not exceed ten years from the Grant Date.

    (c) Exercise of Option. A Grantee may exercise a Stock Option by delivering a notice of exercise to the Company or its representative as designated by the Committee, either with or without accompanying payment of the Option Price. The notice of exercise, once delivered, shall be irrevocable.

    (d) Satisfaction of Option Price. The Grantee shall pay or cause to be paid the Option Price in cash, or with the Committee's permission, by delivering shares of Guidant Stock already owned by the Grantee and having a fair market value on the date of exercise equal to the Option Price, or a combination of cash and shares. In addition, the Committee may permit the exercise of an option by delivery of written notice, subject to the Company's receipt of a third-party payment in full in cash for the Option Price prior to the issuance of shares of Guidant Stock, in the manner and subject to the procedures as may be established by the Committee. Unless the Committee establishes a shorter period which is set forth in the Stock Option, the Grantee shall pay the Option Price not later than 30 days after the date of a statement from the Company following exercise setting forth the Option Price, fair market value of Guidant Stock on the exercise date, the number of shares of Guidant Stock that may be delivered in payment of the Option Price, and the amount of withholding tax due, if any. If the Grantee fails to pay the Option Price within the specified period, the Committee shall have the right to take whatever action it deems appropriate, including voiding the option exercise. The Company shall not issue or transfer shares of Guidant Stock upon exercise of a Stock Option until the Option Price and any required withholding tax are fully paid.

    (e) Share Withholding. With respect to any nonqualified option, the Committee may, in its discretion and subject to such rules as the Committee may adopt, permit or require the Grantee to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the exercise of the nonqualified option by having the Company withhold shares of Guidant Stock having a fair market value equal to the amount of the withholding tax.

    (f) Limits on Individual Grants. No individual Grantee may be granted Stock Options under the 1998 Plan for more than 700,000 shares of Guidant Stock during any one calendar year.

    (g) Limits on Incentive Stock Options. The aggregate fair market value of the stock covered by Incentive Stock Options granted under the 1998 Plan or any other stock option plan of the Company or any subsidiary or parent of the Company that become exercisable for the first time by any employee in any calendar year shall not exceed $100,000. The aggregate fair market value will be determined at the Grant

  Date. An Incentive Stock Option shall not be granted to any Eligible Person who, on the Grant Date, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary or parent of the Company.

6. PERFORMANCE AWARDS.

  The Committee may grant Performance Awards which shall be denominated at the time of grant either in shares of Guidant Stock ("Stock Performance Awards") or in dollar amounts ("Dollar Performance Awards"). Payment under a Stock Performance Award or a Dollar Performance Award shall be made, at the discretion of the Committee, in shares of Guidant Stock ("Performance Shares"), or in cash or in any combination thereof, if the financial performance of the Company or any subsidiary, division, or other unit of the Company ("Business Unit") selected by the Committee meets certain financial goals established by the Committee for the Award Period (as defined below). Performance Awards may be granted by the Committee in a manner designed to qualify for exemption under Section 162(m) of the Code ("Section 162(m) Awards") or in a manner that is not intended to so qualify. The following provisions are applicable to Performance Awards:

    (a) Award Period. The Committee shall determine and include in the Grant the period of time (which shall be four or more consecutive fiscal quarters) for which a Performance Award is made ("Award Period"). Grants of Performance Awards need not be uniform with respect to the length of the Award Period. Award Periods for different Grants may overlap. A Performance Award may not be granted for a given Award Period after one half ( 1/2) or more of such period has elapsed, except as provided in Section 6(g).

    (b) Performance Criteria and Payment. Before a Grant is made, the Committee shall establish objectives with respect to designated business performance criteria ("Performance Criteria") that must be met by the Business Unit during the Award Period as a condition to payment being made under the Performance Award. The Performance Criteria and the applicable goals with respect to such criteria shall be set out in the Grant. In the case of Section 162(m) Awards, the Performance Criteria shall be limited to earnings per share, return on assets, return on shareholders' equity, divisional income, net income, total shareholder return, stock price goals, cash flow, operating earnings, return on capital, or economic value added, in each case as may be applied on an absolute or relative to peer group basis. In the case of non-Section 162(m) Awards, the Performance Criteria may include any of the foregoing or any other financial measurement established by the Committee. The Committee shall also set forth in the Grant the number of Performance Shares or the amount of payment to be made under a Performance Award if the Performance Criteria are met or exceeded, including the fixing of a maximum payment, subject to Section 6(f).

    (c) Computation of Payment. After an Award Period, the financial performance of the Business Unit during the period shall be measured against the Performance Criteria. If the Performance Criteria are not met, no payment shall be made under a Performance Award. If the Performance Criteria are met or exceeded, the Committee shall certify that fact in writing prior to payment of the Performance Award and shall determine the number of Performance Shares or the amount of payment to be made under a Performance Award in accordance with the Grant for each Grantee. The Committee, in its sole discretion, may elect to pay part or all of the Performance Award in cash in lieu of issuing or transferring Performance Shares. The cash payment shall be based on the fair market value of Guidant Stock on the date of payment. The Company shall promptly notify each Grantee of the number of Performance Shares and the amount of cash, if any, he or she is to receive.

    (d) Revisions for Significant Events. At any time before payment is made, the Committee may revise the Performance Criteria and the computation of payment if unforeseen events occur during an Award Period which have a substantial effect on the Performance Criteria and which in the sole discretion of the Committee make the application of the Performance Criteria unfair unless a revision is made; provided, however, that any such revision that would result in an increase in the amount payable under
  Section 162(m) Awards shall be made only on a non-discretionary basis upon the occurrence of objective events specified in the Grant.

    (e) Requirement of Employment. To be entitled to receive payment under a Performance Award, a Grantee who is an employee of the Company must remain in the employment of the Company through the date of the award payment, except that the Committee may provide for partial or complete exceptions to this requirement as it deems equitable in its sole discretion.

    (f) Maximum Payment. In case of a Performance Award that is designated as a Section 162(m) Award, no individual may receive Performance Award payments in respect of Stock Performance Awards in excess of 30,000 shares of Guidant Stock in any calendar year or payments in respect of Dollar Performance Awards in excess of $2,000,000 in any calendar year. For purposes of determining the maximum payment under this subsection, payment in cash of all or part of a Stock Performance Award will be deemed an issuance of the number of shares with respect to which such cash payment is made. No individual may receive both a Stock Performance Award and a Dollar Performance Award for the same Award Period.

    (g) Section 162(m) Requirements. In the case of a Performance Award that is designated as a Section 162(m) Award, the Committee shall make all determinations necessary to establish the Performance Award within 90 days of the beginning of the Award Period, including, without limitation, the designation of the Participants to whom Performance Awards are made, the Performance Criteria applicable to the Grant and the performance goals that relate to such criteria, and the dollar amounts or number of shares of Guidant Stock payable upon achieving the applicable performance goals. As and to the extent required by Section 162(m) of the Code, the terms of a
  Section 162(m) Award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the Performance Award and must preclude discretion to increase the amount of compensation payable under the Performance Award.

7. RESTRICTED STOCK GRANTS.

  The Committee may issue or transfer shares of Guidant Stock to a Grantee under a Restricted Stock Grant. Upon the issuance or transfer, the Grantee shall be entitled to vote the shares and to receive any dividends paid. The following provisions are applicable to Restricted Stock Grants:

    (a) Requirement of Employment. If the employment of a Grantee who is an employee of the Company terminates during the period designated in the Grant as the "Restriction Period," the Restricted Stock Grant terminates and the shares of Guidant Stock must be returned immediately to the Company. However, the Committee may provide for partial or complete exceptions to this requirement as it deems equitable.

    (b) Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the shares of Guidant Stock except to a Successor Grantee under Section 11(a). Each certificate for shares issued or transferred under a Restricted Stock Grant shall contain a restricted legend or be held in escrow by the Company until the expiration of the Restriction Period.

    (c) Lapse of Restrictions. All restrictions imposed under the Restricted Stock Grant shall lapse (i) upon the expiration of the Restriction Period if all conditions, including those stated in Sections 7(a) and (b) have been met or (ii) as provided under Section 9(a)(ii). The Grantee shall then be entitled to delivery of the certificate.

8. AMENDMENT AND TERMINATION OF THE 1998 PLAN.

  (a) Amendment. The Board may at any time and from time to time and in any respect, amend or modify the Plan; provided, however, that no amendment or modification of the 1998 Plan shall be effective without the consent of the Company's shareholders that would: (i) change the class of Eligible Persons under the 1998 Plan, (ii) increase the number of shares of Guidant Stock available for Grants or for Restricted Stock Grants, as provided in Section 4(a), (iii) allow the grant of Stock Options at an exercise price below fair market value, or (iv) allow the re-pricing of Stock Options. In addition, the Board may seek the approval of any amendment or modification by the Company's shareholders to the extent it deems necessary or advisable in its sole discretion for purposes of compliance with Section 162(m) or Section 422 of the Code, the listing requirements of the New York Stock Exchange or for any other purpose. No amendment or modification of the 1998 Plan shall in any manner affect any outstanding Grant without the consent of the Grantee or the permitted transferee of the Grant.

  (b) Termination of 1998 Plan. The 1998 Plan shall terminate on May 31, 2003, unless terminated earlier by the Board or unless extended by the Board.

  (c) Termination and Amendment of Outstanding Grants. A termination or amendment of the 1998 Plan that occurs after a Grant is made shall not result in the termination or amendment of the Grant unless the Grantee consents or unless the Committee acts under Section 11(e). The termination of the 1998 Plan shall not impair the power and authority of the Committee with respect to outstanding Grants. Whether or not the 1998 Plan has terminated, an outstanding Grant may be terminated or amended under Section 11(e) or may be amended (i) by agreement of the Company and the Grantee consistent with the 1998 Plan or (ii) by action of the Committee provided that the amendment is consistent with the 1998 Plan and is found by the Committee not to materially impair the rights of the Grantee under the Grant.

9. CHANGE OF CONTROL.

  (a) Effect on Grants. Unless the Committee shall otherwise expressly provide in the agreement relating to a Grant, upon the occurrence of a Change of Control (as defined below):

    (i) In the case of Stock Options, each outstanding Stock Option that is not then fully exercisable shall automatically become fully exercisable;

    (ii) The Restriction Period on all outstanding Restricted Stock Grants shall automatically expire and all restrictions imposed under such Restricted Stock Grants shall immediately lapse; and

    (iii) Each Grantee of a Performance Award for an Award Period that has not been completed at the time of the Change of Control shall be deemed to have earned a Performance Award equal to such Grantee's maximum award opportunity during such Award Period for such Performance Award.

  (b) Change of Control. For purposes of the 1998 Plan, a Change of Control shall mean the happening of any of the following events:

    (i) The acquisition by any "person," as that term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company, (B) any subsidiary of the Company, (C) any employee or directors' benefit plan or stock plan of the Company or a subsidiary of the Company, or any trustee or fiduciary with respect to any such plan when acting in that capacity, or
  (D) any person who acquires such shares pursuant to a transaction or series of transactions approved prior to such transaction(s) by the Board of Directors of the Company) of "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 20% or more of the shares of the Company's capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of the Company (or which would have such voting power but for the application of the Indiana Control Share Statute) (Voting Stock);

    (ii) the first day on which less than two-thirds of the total membership of the Board of Directors of the Company shall be Continuing Directors (as that term is defined in Article 6(f) of the Company's Articles of Incorporation;

    (iii) approval by the shareholders of the Company of a merger, share exchange, or consolidation of the Company (a "Transaction"), other than a Transaction which would result in the Voting Stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the Voting Stock of the Company or such surviving entity immediately after such Transaction; or

    (iv) approval by the shareholders of the Company of a complete liquidation of the Company or a sale or disposition of all or substantially all the assets of the Company.

10. ELIGIBLE PERSONS RESIDENT OUTSIDE THE UNITED STATES.

  The following provisions shall apply to each Eligible Person who is resident outside the United States:

    (a) Determination of Eligible Locations. The Committee shall determine whether it is feasible or desirable under local law, custom and practice to make Grants at each location outside the United States. In making this determination as of any Grant Date, the Committee may differentiate among classes of individuals (including expatriates, third country nationals or international assignees) and locations within a particular country.

    (b) Special Terms Applicable to Grants. In order to facilitate the making of Grants under this Section 10, the Committee may provide for such special terms for Grants to Grantees who are foreign nationals or who are employed outside the United States as the Committee may consider necessary or desirable to accommodate differences in local law, policy or custom, or to take advantage of special tax or social insurance regimes applicable in a particular jurisdiction. The Committee may approve such supplements, restatements or alternate versions of the Plan as it may consider necessary or desirable for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose. Without limiting the generality of the foregoing, the Committee may adopt special sub-plans applicable to individuals in particular jurisdictions (e.g., French or U.K. qualified plans), may provide for accelerated vesting with restrictions on the shares received under a Grant, and may condition Grants on acknowledgments or agreements by Grantees tailored to local law.

    (c) No Acquired Rights. Nothing in the 1998 Plan or in this Section 10 shall confer upon any individual in any country the right to receive (or to continue to receive) any Grant, any form of Grant or to receive any benefit in lieu of a Grant hereunder, nor to have any special tax treatment apply to any Grant.

11. GENERAL PROVISIONS.

  (a) Transfer of Grants. Only a Grantee or his or her authorized legal representative or valid transferee may exercise rights under a Grant. Such persons may not transfer those rights. Except as set forth below, the rights under a Grant may not be disposed of by transfer, alienation, pledge, encumbrance, assignment, or any other means, whether voluntary, involuntary, or by operation of law, and any such attempted disposition shall be void. Notwithstanding the foregoing and solely to the extent permitted by the Committee in an agreement relating to a Grant, rights under a Grant (other than pursuant to an Incentive Stock Option) may be transferred to members of a Grantee's immediate family, charitable institutions, or trusts or partnerships whose beneficiaries are any of the foregoing, or to such other persons or entities as may be approved by the Committee, in each case subject to the condition that the Committee be satisfied that such transfer is being made for estate or tax planning purposes or for donative purposes without consideration being received therefor. In addition, when a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee may exercise the rights. A successor to the rights under a Grant pursuant to the foregoing ("Successor Grantee") must furnish proof satisfactory to the Company of his or her right to receive the Grant, whether as a result of a transfer from the Grantee, under the Grantees will or under the applicable laws of descent and distribution.

  (b) Substitute Grants. The Committee may make a Grant to an employee of another corporation who becomes an Eligible Person by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a stock option, performance award, or restricted stock grant granted by such other corporation ("Substituted Stock Incentive"). The terms and conditions of the substitute Grant may vary from the terms and conditions required by the 1998 Plan and from those of the Substituted Stock Incentives. The Committee shall prescribe the exact provisions of the substitute Grants, preserving to the extent the Committee deems practical the provisions of the Substituted Stock Incentives. The Committee shall also determine the number of shares of Guidant Stock to be taken into account under Section 4.

  (c) Subsidiaries. The term "subsidiary" means a corporation of which Guidant owns directly or indirectly 50% or more of the voting power.

  (d) Fractional Shares. Fractional shares shall not be issued or transferred under a Grant, but the Committee may pay cash in lieu of a fraction or round the fraction.

  (e) Compliance with Law. The 1998 Plan, the exercise of Grants, and the obligations of the Company to issue or transfer shares of Guidant Stock under Grants shall be subject to all applicable laws and regulations and to approvals by any governmental or regulatory agency as may be required. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory law or governmental regulation. The Committee may also adopt rules regarding the withholding of taxes on payment to Grantees.

  (f) Ownership of Stock. A Grantee or Successor Grantee shall have no rights as a stockholder of the Company with respect to any shares of Guidant Stock covered by a Grant until the shares are issued or transferred to the Grantee or Successor Grantee on the Companys books.

  (g) No Right to Employment. The 1998 Plan and the Grants under it shall not confer upon any Grantee the right to continue in the employment of the Company or affect in any way the right of the Company to terminate the employment of a Grantee at any time, with or without notice or cause.

  (h) Foreign Jurisdictions. The Committee may adopt, amend, and terminate such arrangements, not inconsistent with the intent of the 1998 Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of foreign jurisdictions to Grantees who are subject to such laws.

  (i) Governing Law. The 1998 Plan and all Grants made under it shall be governed by and interpreted in accordance with the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable Indiana conflict-of-laws principles.

  (j) Effective Date of the 1998 Plan. The 1998 Plan shall become effective upon approval by the Company's shareholders.

                                   P R O X Y

                              GUIDANT CORPORATION
                        ANNUAL MEETING OF SHAREHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints J. M. Cornelius, J. B. King and R. W. Dollens, and each of them, as proxies of the undersigned, each with full power to act without the others and with full power of substitution, to vote all the shares of Common Stock of GUIDANT CORPORATION held in the name of the undersigned at the close of business on March 9, 1998, at the Annual Meeting of Shareholders to be held on May 18, 1998 at 1:00 p.m. (local time), and at any adjournment thereof, with all the powers the undersigned would have if personally present, as set forth on the reverse side.

    This Proxy may also reflect shares held by employees or former employees of Guidant Corporation in The Guidant Employee Savings and Stock Ownership Plan ("ESSOP") or The Guidant Corporation Employee Stock Ownership Plan for Puerto Rico Affiliates ("ESOP"). With respect to those shares, if any, the undersigned hereby directs the trustee under the ESSOP or ESOP, as applicable, to vote the number of shares credited to the undersigned's account as set forth on the reverse side.

Change of Address:

----------------------------------

----------------------------------

----------------------------------

----------------------------------

----------------------------------

(IF YOU HAVE WRITTEN IN THE ABOVE
SPACE, PLEASE MARK THE
CORRESPONDING BOX ON THE REVERSE
SIDE OF THIS CARD.)

                                                     ---------------
                                                       SEE REVERSE
CONTINUED AND TO BE SIGNED ON REVERSE SIDE                 SIDE
                                                     ---------------

[X]       Please mark your
         votes as in this example.

The Board of Directors recommends a vote FOR each of the following:

                            FOR    WITHHELD       Nominees:

1.  Election of             [_]       [_]         1. K. B. Clark
Directors.                                        2. M. A. Cox
                                                  3. R. W. Dollens
                                                  4. E. C. Falla

FOR, except vote withheld from the following nominee(s):

 --------------------------------------------------------------
 INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided above.

                                    FOR       AGAINST     ABSTAIN
2.  Approval of the                 [_]         [_]         [_]
Guidant Corporation
1998 Stock Plan.

                                    FOR       AGAINST     ABSTAIN
3.  Approval of the                 [_]         [_]         [_]
Amendment to the
Amended and  Restated
Articles of Incorporation

                                    FOR       AGAINST     ABSTAIN
4. Ratification of the              [_]         [_]         [_]
appointment by the Board of
Directors of Ernst & Young LLP
as independent auditors
for 1998.

5. In their discretion, upon such other matters as may properly come before the meeting, all in accordance with the accompanying Notice and Proxy Statement.

If this Proxy is properly executed and returned, the shares represented thereby will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1, 2, 3 and 4.

If you would like us to change your address on our records, please      [_]
check this box and indicate your new address in the space provided on the other side of this card.

If you plan to attend the meeting, please check this box and return     [_]
the enclosed Request for Admittance Card.

    Please sign exactly as name appears hereon. Joint owners should each sign. When signing in a representative capacity, please give full title. The undersigned acknowledges receipt of the accompanying Notice and Proxy Statement.

  ----------------------------------------------------------------------
    Signature(s)                                 Date

  ----------------------------------------------------------------------
    Signature(s)                                 Date

[Logo]

                          Request for Admittance Card
                              Guidant Corporation
                      1998 Annual Meeting of Shareholders
                              Monday, May 18, 1998
                                   1:00 p.m.

     The 1998 Annual Meeting of Shareholders of Guidant Corporation will be held on Monday, May 18, 1998 at 1:00 p.m. at the Hilbert Circle Theatre in Indianapolis, Indiana.

     If you plan to attend the meeting, please complete and return the Request for Admittance Card attached below. An admittance card will be sent to you and will be required to admit you to the meeting. If you plan to attend the meeting, you are encouraged to return this card by May 11, 1998, so that an admittance card can be mailed to you in time for the meeting.



- - - - - - - - - - - - - - - - - - - - -- - - - - - -



           Request for Admittance Card



Guidant Corporation
Annual Meeting of Shareholders
Monday, May 18, 1998, 1:00 p.m.
Indianapolis, Indiana



Please return this card only if you
plan to attend the meeting. If you
do not plan to attend, you only need
to return the enclosed proxy. Even
if you plan to attend the meeting,
you are encouraged to return the
proxy.

[_]       I plan to attend the meeting.

Please type or print clearly:

---------------------------------------
Name

---------------------------------------
Street Address


---------------------------------------
City           State           Zip Code

An admittance card, directions to the Hilbert Circle Theatre in Indianapolis, Indiana, and suggested parking alternatives will be sent to all shareholders who indicate that they plan to attend the meeting. If you plan to attend, you are encouraged to return this card by May 11, 1998 so that an admittance card can be mailed to you in time for the meeting.